NXSTAGE REPORTS RECORD THIRD QUARTER FINANCIAL RESULTS AND INCREASES FINANCIAL GUIDANCE FOR 2015

•	Revenue Increases to $86.5 million, up 15% from Q3'14

•	Home Revenue Increases to $46.5 million, up 15% from Q3'14

•	Company Raises Full-Year 2015 Revenue Guidance to be between $332 and $333 million and Narrows Net Loss Guidance

•	Company Hosts Financial Analyst Day and Unveils Innovation Pipeline

LAWRENCE, Mass., November 3, 2015, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported third quarter financial results above the top end of its guidance ranges.
Revenue for the third quarter of 2015 increased 15 percent to $86.5 million, compared with revenue of $75.3 million for the third quarter of 2014. The Company's revenue guidance range for the third quarter was $82.0 million to $83.0 million. The increase was driven by the System One segment which consists of Home and Critical Care.
Home revenue increased 15 percent to $46.5 million for the third quarter of 2015 compared with revenue of $40.4 million for the third quarter of 2014.

Critical Care revenue increased 23 percent to $16.3 million for the third quarter of 2015 compared with revenue of $13.3 million for the third quarter of 2014.
Consistent with the Company's guidance, In-center revenue was $19.4 million for the third quarter of 2015 compared with revenue of $19.4 million for the third quarter of 2014.

Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $1.7 million for the third quarter of 2015 compared with a net loss of $6.7 million for the third quarter of 2014. NxStage Medical, Inc.'s net loss for the third quarter of 2015 was better than its guidance for a net loss of $4.5 million to $5.5 million and included $4.2 million of income from operations from the Products Business and $5.6 million in losses from operations from the Services segment, NxStage Kidney Care, less noncontrolling interest.

"Based on our performance and confidence around the fourth quarter, we are again raising our total revenue guidance for the year," said Jeffrey H. Burbank, Founder and CEO of NxStage. "We remain confident in our 15% annual home revenue growth target for 2015. We are also increasingly confident that 2016 will be another strong year for NxStage, consistent with our target of a sustainable 15% Home revenue growth rate."

Regarding the Company's innovation pipeline, Burbank showcased key elements of the products in development including new features and functionality designed to delight patients, reduce supplies, increase ease of use and expand clinical flexibility. Burbank also unveiled details of the Company's next generation fluid system designed for universal fluid delivery across both its existing and future therapy portfolio.

"A significant advantage of our innovations is that both our current and next generation fluid systems are fully interoperable with our current and next generation hemodialysis systems, our new peritoneal dialysis (PD) system and our next generation critical care system, and are specifically designed to easily build on investments our customers and patients have already made in our equipment. This simple, yet elegant a pproach is expected to help customers bridge from our existing systems to our new technologies and access other modalities and therapy paradigms in a cost effective manner," said Burbank.
The Company reiterated its expectation that it would begin launching its next generation hemodialysis system late next year.

Guidance:
The Company now expects full-year revenue for 2015 to be between $332 and $333 million, versus its previously increased guidance for revenue to be at the high end of its range of $324 to $328 million. The Company now expects full-year net loss to be between $15 and $16 million, versus its previous guidance of $18 to $20 million, which was revised from its original guidance of $20 to $24 million.

For the fourth quarter of 2015, the Company expects revenue to be in a range of $86 and $87 million, and a net loss in the range of $2 to $3 million. The Company's net loss guidance reflects expectations for continued operating income from the Products Business offset by the Company's continued investment in NxStage Kidney Care.

Webcast Information:
NxStage will host its Financial Analyst Day today beginning at 9:00 a.m. Eastern Time to discuss its third quarter financial results and its latest breakthrough technologies. NxStage invites the public and media to view the presentation slides and listen to the live audio webcast of the event through the Investor Relations section of the Company's website at http://ir.nxstage.com. An audio replay of the webcast and a copy of the presentation slides will be available shortly after the end of the event at the same location.

About the NxStage System One

The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2Me Connected Health platform collects important System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the Company's website at www.nxstage.com.
Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and cash usage, anticipated success and timing of new product introductions, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to the Company's NxStage Kidney Care initiative, unanticipated difficulties in developing and commercializing new products, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its most recent quarterly or annual report.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$86,521	$75,286	$246,319	$221,590
Cost of revenues	51,803	46,699	150,611	136,539
Gross profit	34,718	28,587	95,708	85,051
Operating expenses:
Selling and marketing	14,445	13,873	43,511	40,680
Research and development	6,752	6,182	19,248	17,024
Distribution	6,514	6,427	19,140	19,462
General and administrative	8,642	8,379	26,139	25,599
Total operating expenses	36,353	34,861	108,038	102,765
Loss from operations	(1,635)	(6,274)	(12,330)	(17,714)
Other income (expense):
Interest expense	(312)	(255)	(795)	(648)
Other income (expense), net	235	(10)	536	(4)
Total other expense	(77)	(265)	(259)	(652)
Net loss before income taxes	(1,712)	(6,539)	(12,589)	(18,366)
Provision for income taxes	290	295	870	973
Net loss	(2,002)	(6,834)	(13,459)	(19,339)
Less: Net loss attributable to noncontrolling interests	(315)	(128)	(787)	(245)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(1,687)	$(6,706)	$(12,672)	$(19,094)

Net loss per share, basic and diluted	$(0.03)	$(0.11)	$(0.20)	$(0.31)
Weighted-average shares outstanding, basic and diluted	63,528	61,804	63,215	61,507

Other comprehensive loss	(829)	(1,150)	(1,759)	(795)
Total comprehensive loss	(2,831)	(7,984)	(15,218)	(20,134)
Less: Comprehensive loss attributable to noncontrolling interests	(315)	(128)	(787)	(245)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(2,516)	$(7,856)	$(14,431)	$(19,889)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$51,308	$52,884
Accounts receivable, net	30,572	24,099
Inventory	42,576	45,401
Prepaid expenses and other current assets	7,054	6,767
Total current assets	131,510	129,151
Property and equipment, net	65,203	66,574
Field equipment, net	19,811	21,118
Deferred cost of revenues	33,739	34,039
Intangible assets, net	12,256	14,370
Goodwill	41,817	41,817
Other assets	2,525	2,657
Total assets	$306,861	$309,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,843	$13,845
Accrued expenses	26,347	24,653
Current portion of long-term debt	251	93
Other current liabilities	4,919	6,165
Total current liabilities	44,360	44,756
Deferred revenues	52,346	52,943
Long-term debt	1,833	848
Other long-term liabilities	18,551	19,624
Total liabilities	117,090	118,171
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 64,489,990 and 63,429,005 shares issued as of September 30, 2015 and December 31, 2014, respectively	64	63
Additional paid-in capital	606,780	593,073
Accumulated deficit	(400,160)	(387,488)
Accumulated other comprehensive loss	(3,951)	(2,192)
Treasury stock, at cost: 815,779 and 772,273 shares as of September 30, 2015 and December 31, 2014, respectively	(13,734)	(12,989)
Total NxStage Medical, Inc. stockholders' equity	188,999	190,467
Noncontrolling interest	772	1,088
Total stockholders' equity	189,771	191,555
Total liabilities and stockholders’ equity	$306,861	$309,726

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(13,459)	$(19,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,240	20,295
Stock-based compensation	9,590	9,296
Other	748	1,192
Changes in operating assets and liabilities:
Accounts receivable	(6,560)	(7,054)
Inventory	(10,977)	(29,786)
Prepaid expenses and other assets	(85)	(1,013)
Accounts payable	(613)	8,297
Accrued expenses and other liabilities	(64)	1,967
Deferred revenues	(204)	(1,054)
Net cash provided by (used in) operating activities	$1,616	$(17,199)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
System One segment
Home	$46,473	$40,364	$134,760	$115,347
Critical Care	16,347	13,271	47,060	40,385
Total System One segment	62,820	53,635	181,820	155,732
In-Center segment	19,440	19,441	55,870	59,360
Other	3,418	1,918	7,122	5,915
Products subtotal	85,678	74,994	244,812	221,007
Services segment	1,753	511	3,567	1,055
Elimination of intersegment revenues	(910)	(219)	(2,060)	(472)
Total	$86,521	$75,286	$246,319	$221,590

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Products (System One, In-Center and Other)
Revenues	$85,678	$74,994	$244,812	$221,007
Gross profit	$38,397	$30,677	$106,884	$89,783
Gross margin percentage	45%	41%	44%	41%
Income (Loss) from operations	$4,231	$(2,148)	$5,389	$(7,387)
Services
Revenues	$1,753	$511	$3,567	$1,055
Gross profit	$(3,679)	$(2,090)	$(11,176)	$(4,732)
Gross margin percentage	n/a	n/a	n/a	n/a
Loss from operations	$(5,866)	$(4,126)	$(17,719)	$(10,327)
Eliminations
Elimination of intersegment revenues	$(910)	$(219)	$(2,060)	$(472)
Total Company
Revenues	$86,521	$75,286	$246,319	$221,590
Gross profit	$34,718	$28,587	$95,708	$85,051
Gross margin percentage	40%	38%	39%	38%
Loss from operations	$(1,635)	$(6,274)	$(12,330)	$(17,714)